Exhibit 16.1

April 19, 2005

Securities and Exchange Commission

Mail Stop 11-3

450 Fifth Street, N.W.

Washington, D.C. 20549

Dear Sirs and Madams:

We have read Item 4.01 of the Current Report on Form 8-K, dated April 19, 2005, of Captaris, Inc. (the “Company”) and have the following comments:

1.	We agree with the statements made in paragraph (a); however, we have no basis upon which to agree or disagree with the Company’s intent to file the amendment to Form 10-K on or before April 29, 2005.

2.	We agree with the statements made in paragraphs (b), (c) and (e).

3.	We agree with the statements made in subparagraphs 1, 2 and 5 of paragraph (d). We agree with the first sentence of subparagraph 3; however, we have no basis upon which to agree or disagree with the remainder of the statements made therein. We have no basis upon which to agree or disagree with the statements made in subparagraph 4.

4.	We have no basis on which to agree or disagree with the statements made in paragraph (f) and (g).

Yours truly,

/s/ Deloitte & Touche LLP
Deloitte & Touche LLP
Seattle, Washington